Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

Subsidiary	Ownership	State of Incorporation

Wolverine Bank	100%	Federal

SUBSIDIARIES OF WOLVERINE BANK

Subsidiary	Ownership	State of Incorporation

Wolserv Corporation	100%	Michigan
Wolverine Commercial Holdings LLC	100%	Michigan